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| FORM 3 |                                        |OMB APPROVAL                |
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                                                  |OMB Number:  3235-0104      |
                                                  |Expires:  January 31, 2005  |
                                                  |Estimated average burden    |
                                                  |hours per response.......0.5|
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*

     White                           William                       J.
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     (Last)                          (First)                     (Middle)

     Reader's Digest Road
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                                    (Street)

     Pleasantville                    NY                          10570
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     (City)                         (State)                       (Zip)

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 2. Date of Event Requiring Statement (Month/Day/Year)

    12/13/2002

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 3. IRS Identification Number of Reporting Person, if an entitiy (voluntary)


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 4. Issuer Name AND Ticker or Trading Symbol

    The Reader's Digest Association, Inc.  (RDA)

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 5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [ x ]  Director                       [   ]  10% Owner
    [   ]  Officer (give title below)     [   ]  Other (specify below)

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 6. If Amendment, Date of Original (Month/Day/Year)

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 7. Individual or Joint/Group Filing (Check Applicable Line)
     X  Form filed by One Reporting Person
    ---
        Form filed by More than One Reporting Person
    ---

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security 2. Amount of Securities  3. Ownership    4. Nature of
    (Instr. 4)           Beneficially Owned       Form:           Indirect
                        (Instr. 4)                Direct (D)      Beneficial
                                                  or Indirect     Ownership
                                                  (I)(Instr. 5)   (Instr. 5)
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Common Stock                    12,600                  D











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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see
  Instruction 5(b)(v).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                          (Over)
                                                                 SEC 1473 (7-02)

              TABLE II-- DERIVATIVE SECURITIES BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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                             2. Date Exer-        3. Title and Amount of
                                cisable and          Securities Underlying
                                Expiration           Derivative Security                           5. Ownership
                                Date                 (Instr. 4)                                       Form of
                                (Month/Day/Year)  -----------------------        4. Conversion        Derivative     6. Nature of
                             -------------------                  Amount            or Exercise       Security:         Indirect
                                Date      Expira-                 or                Price of          Direct (D)        Beneficial
 1. Title of Derivative         Exer-     tion                    Number            Derivative        or Indirect (I)   Ownership
    Security (Instr. 4)         cisable   Date          Title     of Shares         Security          (Instr. 5)        (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

















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Explanation of Responses:

On December 13, 2002, Reader's Digest completed a recapitalization transaction in which, among other things, (1) each share of Class A Nonvoting Common Stock, par value $0.01 per share ("Class A Stock") was recapitalized by merger into one share of Common Stock, par value $0.01 per share, entitled to one vote per share ("Common Stock"), and (2) each share of Class B Voting Common Stock, par value $0.01 per share ("Class B Stock") was recapitalized by merger into 1.22 shares of Common Stock (with cash paid in lieu of fractional shares). This Form 3 relates to shares of Common Stock previously reported on Form 3, 4 and 5 as shares of Class A Stock and shares of Class B Stock. This Form 3 does not include shares of Common Stock that may be held for the account of the reporting person under the Reader's Digest Employee Ownership Plan and 401(k) Partnership.


                                 /s/  WILLIAM J. WHITE               12/13/2002
                                 ------------------------------      -----------
                                 By:  Clifford H.R. DuPree
                                      Attorney-in-Fact

                                 **Signature of Reporting Person        Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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